Exhibit 99.1

HOLLY CORPORATION, HOLLY ENERGY PARTNERS AND ENBRIDGE ANNOUNCE SALT LAKE CITY CRUDE PIPELINE PROJECT

DALLAS, July 7 /PRNewswire-FirstCall/ — Holly Corporation (NYSE: HOC), Holly Energy Partners (NYSE: HEP), and Enbridge Inc. (TSX:ENB) (NYSE:ENB) announced today that the companies are working together to study the construction of a new crude oil pipeline from southwestern Wyoming to Holly’s Woods Cross refinery near Salt Lake City, Utah. When completed, the pipeline will remedy crude oil supply constraints that Holly and other local refiners are currently experiencing, especially for heavier Canadian crude oil varieties.

The pipeline will originate near Evanston, Wyoming, at the terminus of Frontier Pipeline – of which Enbridge is the majority owner – and terminate near Holly’s refinery in Woods Cross, Utah. The permit work for pipeline construction and operation is currently underway with construction projected to begin as early as the second quarter of 2006. To date, Willbros Engineers SLC has assisted in pipeline route selection and design.

Matthew P. Clifton, President of Holly Corporation and Chairman and CEO of Holly Energy Partners, said, “Having access to the right grades and quantities of crude oil for our Woods Cross refinery strengthens Holly’s capability to cost effectively satisfy the growing gasoline, diesel and jet fuel needs of Salt Lake City and the surrounding area for many years to come. Holly and Holly Energy look forward to working with Enbridge on a new pipeline to accomplish our crude supply objectives.”

ABOUT HOLLY

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 barrel per day (“bpd”) refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly also owns a 48% interest (including the general partner interest) in Holly Energy Partners, L.P. prior to closing its recently announced sale of two intermediate pipelines to Holly Energy, which through subsidiaries owns or leases approximately 1,500 miles of refined product pipelines in the west Texas and New Mexico region and refined product terminals in several Southwest and Rocky Mountain states.

ABOUT HOLLY ENERGY PARTNERS

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 48% interest in the Partnership prior to closing its recently announced sale of two intermediate pipelines to Holly Energy. The Partnership owns and operates refined product pipelines and terminals primarily in West Texas, New Mexico, Arizona, Washington, Colorado and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.

ABOUT ENBRIDGE

Enbridge Inc. is a leader in energy transportation and distribution in North America and internationally. As a transporter of energy, Enbridge operates, in Canada and the United States, the world’s longest crude oil and liquids pipeline system. The Company also has international operations and a growing involvement in the natural gas transmission and midstream businesses. As a distributor of energy, Enbridge owns and operates Canada’s largest natural gas distribution company, which provides distribution services in the provinces of Ontario and Quebec, and in New York State; and is developing a gas distribution system for the Province of New Brunswick. The Company employs approximately 4,000 people, primarily in Canada, the United States and South America. Enbridge’s common shares trade on the Toronto Stock Exchange in Canada and on the New York Stock Exchange in the United States under the symbol ENB. Information about Enbridge is available on the Company’s website at www.enbridge.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission and those relating to the successful closing of Holly Energy’s pending acquisition of pipelines from Holly and the future performance of these assets. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     FOR FURTHER INFORMATION

HOLLY AND HOLLY ENERGY PARTNERS:

Stephen J. McDonnell, Vice President and
Chief Financial Officer
M. Neale Hickerson, Vice President,
Investor Relations
Holly Corporation
Holly Energy Partners, L.P.
214/871-3555

ENBRIDGE:

Enbridge Contacts:

Media Jim Rennie (403) 231-3931 E-mail: jim.rennie@enbridge.com	Investment Community Colin Gruending (403) 231-5919 E-mail: colin.gruending@enbridge.com